Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-273424 on Form S-8 of our report dated June 27, 2025, with respect to the financial statements of the Columbia Bank 401(k) and Profit Sharing Plan as of December 31, 2024, appearing in this Annual Report on Form 11-K of the Columbia Bank 401(k) and Profit Sharing Plan for the year ended December 31, 2025.

/s/ Delap LLP

Lake Oswego, Oregon
June 25, 2026